Filed Pursuant to Rule 424(b)(1)
Registration 333-253260

PROSPECTUS SUPPLEMENT

(To prospectus dated February 18, 2021)

MARRIOTT INTERNATIONAL, INC.

COMMON STOCK

Marriott International, Inc. is offering 1,153.83 shares of its Class A Common Stock directly to a consultant.

Our Class A Common Stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “MAR.” The last reported sale price of our Class A Common Stock on December 12, 2023 was $216.87 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 13, 2023.

Prospectus supplement

About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-1
Plan of Distribution	S-1
Description of Securities	S-1

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”) on February 18, 2021 (the “Prospectus”) and any additional prospectus supplements or free writing prospectuses provided, authorized or used by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the Prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Prospectus

Where You Can Find More Information	1
Incorporation by Reference	1
Use of Proceeds	2
Description of Securities	2
Selling Security Holders	2
Validity of Securities	3
Experts	3

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ABOUT THIS PROSPECTUS SUPPLEMENT

It is important for you to read and consider all of the information contained in this prospectus supplement, the Prospectus and any documents incorporated by reference herein and therein. Unless the context requires otherwise, references to “Marriott,” “we,” “our” or “us” in this prospectus supplement refer to Marriott International, Inc., a Delaware corporation, and its predecessors and consolidated subsidiaries.

RISK FACTORS

An investment in our securities involves certain risks. You should consider carefully all of the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 before making an investment decision.

USE OF PROCEEDS

We will not receive any net proceeds from this offering.

PLAN OF DISTRIBUTION

Marriott intends to issue 1,153.83 shares of its Class A Common Stock pursuant to a consulting and development agreement between Marriott and a consultant. Marriott may issue additional securities pursuant to such agreement in the future.

DESCRIPTION OF SECURITIES

The description of our Class A Common Stock is contained in our Registration Statement on Form 10 filed with the SEC on February 13, 1998 (File No. 001-13881), as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020, and as subsequently amended or updated.

S-1

PROSPECTUS

MARRIOTT INTERNATIONAL, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our common stock, preferred stock or debt securities, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “MAR.” The debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Our telephone number is (301) 380-3000.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 18, 2021

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, www.marriott.com/investor, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We routinely post information on our investor relations website and our news center website, www.marriottnewscenter.com. We encourage investors to review and subscribe to the information we post on these websites. The contents of these websites are not incorporated by reference in this prospectus or any report or document we file with the SEC, and any references to the websites are intended to be inactive textual references only.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement contains additional information about us and the securities we may issue.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Marriott International, Inc. and its subsidiaries.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including the portions of our proxy statement for our 2021 annual meeting of stockholders incorporated by reference therein);

•

The portions of our proxy statement for our 2020 annual meeting of stockholders filed on April 8, 2020 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	Our Current Reports on Form 8-K filed on January 28, 2021, February 2, 2021 (Item 5.02 only) and February 16, 2021 (Item 5.02 only);

•

The description of our Class A Common Stock set forth under the caption “Description of the New Marriott Capital Stock” in our Registration Statement on Form 10, filed on February  13, 1998, as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on February 27, 2020, and as subsequently amended or updated; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering.

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We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Corporate Secretary

Marriott International, Inc.

10400 Fernwood Road

Department 52/862

Bethesda, Maryland 20817

(301) 380-3000

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, debt securities, warrants, depositary shares, purchase contracts or units that may be offered under this prospectus.

A document called the “Indenture” will govern debt securities offered under this prospectus. Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, which acts as Trustee. We have filed a copy of the Indenture with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

SELLING SECURITY HOLDERS

We will set forth information about selling security holders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, that are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or through any other methods described in a prospectus supplement. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

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VALIDITY OF SECURITIES

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel, which will be named in a prospectus supplement.

EXPERTS

The consolidated financial statements of Marriott International, Inc. appearing in Marriott International, Inc.’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2020, and the effectiveness of Marriott International, Inc.’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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